UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 15, 2005

Date of Report

(Date of earliest event reported)

THE RYLAND GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-08029	52-0849948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24025 Park Sorrento, Suite 400, Calabasas, California 91302
(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code: (818) 223-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04                                             Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On July 15, 2005, The Ryland Group, Inc., and the subsidiary guarantors set forth in the First Supplemental Indenture, dated December 22, 2004 (together, the “Company”), provided notice to JPMorgan Chase Bank, N.A. (formerly known as Chemical Bank) (the “Trustee”), that the Company is calling all of its $150 million principal amount 9¾% Senior Notes due 2010 (the “Notes”) for full redemption on September 1, 2005 in accordance with the terms of the indenture governing the Notes.  The $150 million principal amount outstanding includes $3 million of notes owned by the Company.  The redemption price is 104.875% of the principal amount of the Notes outstanding plus accrued and unpaid interest as of the redemption date.  Therefore, the Notes will be redeemed at a price of $1,048.75 per $1,000 note outstanding, plus accrued and unpaid semi-annual interest of $48.75 per $1,000 note, which will result in an aggregate amount of approximately $164.6 million to be paid to holders of record.  Holders of the Notes will receive by mail a notice of redemption setting forth the redemption procedures.

A copy of the press release issued today by the Company announcing the redemption is attached hereto as Exhibit 99.

Item 9.01                                             Financial Statements and Exhibits

(c)                                  Exhibits

Exhibit 99	Press release dated July 15, 2005 regarding redemption of the Company’s 9¾% Senior Notes due 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RYLAND GROUP, INC.

Date: July 15, 2005	By:	/s/ Timothy J. Geckle
Timothy J. Geckle
Senior Vice President, General
Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99	Press Release dated July 15, 2005 regarding redemption of the Company’s 9¾% Senior Notes due 2010